Exhibit 99.1

May 10, 2024

Bank of America Recommends Shareholders Reject “Mini-Tender” Offer by Tutanota LLC

CHARLOTTE, NC – Bank of America today announced that it recently learned of an unsolicited “mini-tender” offer made by Tutanota LLC (Tutanota) to Bank of America shareholders to purchase up to 1 million shares of Bank of America common stock at $40.00 per share. The offer price of $40.00 per share is conditioned on, among other things, the closing price per share of Bank of America’s common stock exceeding $40.00 per share on the last trading day before the offer expires. This means that unless this condition is waived by Tutanota, Bank of America shareholders who tender their shares in the offer will receive a below-market price. Tutanota can extend the offer for successive periods of 45 to 180 days, in which case payment would be delayed beyond the scheduled expiration date of Friday, May 31, 2024.

Bank of America recommends that shareholders do not tender their shares in response to Tutanota’s offer because the offer requires that the closing stock price for Bank of America common stock exceed the offer price, and the offer is subject to numerous additional conditions, including Tutanota obtaining financing for the offer. There is no guarantee the conditions of the offer will be satisfied. Shareholders who have already tendered their shares may withdraw them at any time by providing notice in the manner described in the Tutanota offering documents prior to the expiration of the offer, which is currently scheduled for 5:00 p.m., New York City time, on Friday, May 31, 2024, unless extended.

Bank of America does not endorse Tutanota’s unsolicited mini-tender offer and is not affiliated or associated in any way with Tutanota, its mini-tender offer, or the offer documentation.

Because Tutanota’s mini-tender offer is for less than 5 percent of Bank of America’s outstanding shares, it is not subject to many of the disclosure and procedural requirements of Securities and Exchange Commission (SEC) rules that are designed to protect investors. Tutanota has made similar unsolicited mini-tender offers for stock of other public companies, as well as a prior offer for Bank of America common stock in 2021. The SEC has cautioned investors about mini-tender offers, providing guidance to investors at https://www.sec.gov/investor/pubs/minitend.htm.

Bank of America encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and the NASD Notice to Members 99-53 issued in July 1999 regarding guidance to members forwarding mini-tender offers to their customers, which can be found at https://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf.

Shareholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Tutanota’s mini-tender offer.

Bank of America requests that a copy of this news release be included with all distributions of materials relating to Tutanota’s mini-tender offer related to Bank of America’s common stock.

Bank of America

Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 69 million consumer and small business clients with approximately 3,800 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 57 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock is listed on the New York Stock Exchange (NYSE: BAC).

For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom and register for news email alerts.

www.bankofamerica.com

###

Investors May Contact:

Lee McEntire, Bank of America

Phone: 1.980.388.6780

lee.mcentire@bofa.com

Jonathan G. Blum, Bank of America (Fixed Income)

Phone: 1.212.449.3112

jonathan.blum@bofa.com

Reporters May Contact:

Bill Halldin, Bank of America

Phone: 1.916.724.0093

william.halldin@bofa.com